EXHIBIT 6.6

KBJ CAPITAL LP

ADVISOR AGREEMENT

This Advisor Agreement (this “Agreement”) is dated as of June 6, 2018 and made effective as of April 17, 2018 (the “Effective Date “) between KBJ CAPITAL LP, a Pennsylvania limited partnership, with an address of 14 East Northampton Street, Wilkes Barre, PA 18701 (“KBJ”), and DROPSHIPPERS.COM LLC, a Wyoming limited liability company with an address of 205 West Main, Newcastle, WY 82701 (“dropshippers.com”) (KBJ and dropshippers.com are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

dropshippers.com wishes to engage KBJ as an advisor to assist with the formation and development of its business, to identify possible personnel to serve as executives and/or advisors for dropshippers.com, and to consult and provide resources in connection with the development of its internet, IOS, and Android applications (the “dropshippers App”).

In order to fund the development of its business, including the dropshippers App, dropshippers.com intends to issue DROP Tokens (“Tokens”) to certain purchasers pursuant to the terms of an Offering Memorandum, White Paper and other documents, including but not limited to, Terms of Use and a Token Purchase Agreement, to be attached hereto on the first day of the term of the ICO (as hereinafter defined) as Exhibit A (the “ICO Documents”), in its initial coin offering (the “ICO”) at a price per Token to be set forth therein.

In consideration of the mutual covenants and agreements contained in this Agreement, the adequacy and receipt of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Services. KBJ agrees to act as an advisor to dropshippers.com and provide advice and assistance to dropshippers.com from time to time (the “Services”) as follows:

a. dropshippers.com may use the image, biographical information, and likeness of Kristopher B. Jones, a partner in KBJ (“Jones”), for purposes of referencing him as an advisor to dropshippers.com. dropshippers.com is specifically not authorized to, and shall not be permitted to reference Jones and/or KBJ as, or otherwise indicate, portray or insinuate that Jones and/or KBJ is, an executive, investor, broker or finder for dropshippers.com, or to state or imply that Jones and/or KBJ serves in any other role or capacity whatsoever, other than as advisor to dropshippers.com.

b. KBJ shall arrange for Jones to participate in monthly meetings of up to two (2) hours per month during the Term (as hereinafter defined).

c. KBJ shall identify qualified individuals to serve as advisors for dropshippers.com to assist with the development of dropshippers.com’s business and the dropshippers App (each, an “Advisor”).

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2. Compensation. dropshippers.com agrees to pay, or cause KBJ to be paid, the following compensation (the “Compensation”) in exchange for the Services as follows:

a. KBJ acknowledges receipt of the payment of Twenty Thousand ($20,000.00) Dollars from dropshippers.com on the Effective Date of this Agreement representing the initial Compensation due KBJ for the initial six (6) month period from April 17, 2018 to October 16, 2018.

b. On the first day of each additional six (6) month period after the initial six (6) months during the Term of this Agreement, dropshippers.com shall pay, or cause KBJ to be paid, Tokens with a value equal to Twenty Thousand ($20,000.00) Dollars (the “Extension Tokens”) on the date of such issuance.

c. If any person or entity identified by KBJ shall agree to serve as an Advisor for dropshippers.com, and if Tokens are issued to such Advisor by dropshippers.com (regardless of whether the Advisor paid any consideration for such Tokens), dropshippers.com shall pay, or cause KBJ to be paid, Tokens equal to twenty-five (25%) percent of the aggregate number of Tokens issued to such Advisor (the “Advisor Tokens”).

d. As bonus compensation to KBJ hereunder, dropshippers.com shall pay, or cause KBJ to be paid, Tokens equal to seven and one-half (7.5%) percent of the aggregate number of Tokens sold to all purchasers at each closing during the ICO after the consideration paid by such purchasers of the Tokens sold during the ICO reaches a value of Sixteen Million ($16,000,000.00) Dollars (the “Bonus Tokens”), and KBJ shall continue to receive Bonus Tokens at each closing during the ICO until the consideration paid by such purchasers of the Tokens sold during the ICO reaches a value of Thirty Million ($30,000,000.00) Dollars (the “Bonus Cap”).

e. dropshippers.com shall advance or reimburse KBJ for certain pre-approved expenses for travel, lodging, dining, entertainment or other expenses agreed to in writing in advance of being incurred associated with the provision of the Services.

f. Dropshippers.com agrees that at all times during the Term and during the creation, development and marketing of its online programs, applications, and presence, that it shall consider utilizing the services of KBJ’s affiliates APPEK Mobile Apps, LLC and LSEO.com, LLC for the provision of services related thereto depending on the cost thereof and the cost of other competitive companies providing comparable services.

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3. Representations, Warranties and Covenants of dropshippers.com. dropshippers.com hereby represents, warrants and covenants to KBJ that each of the following is true in all respects as of the date hereof:

a. The ICO Documents have been diligently prepared by dropshippers.com, at its sole cost, in conformity with all applicable laws, and the requirements of all other rules and regulations applicable to an initial coin offering in the jurisdictions in which the Tokens are intended to be offered and sold (the “Regulations”). The ICO Documents describes all material aspects of dropshippers.com and the Tokens.

b. The ICO Documents do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no fact which dropshippers.com has not disclosed in the ICO Documents and to KBJ of which dropshippers.com is aware that materially adversely affects or that could reasonably be expected to have a material adverse effect on the prospects, condition (financial or otherwise), operations or assets of dropshippers.com.

c. dropshippers.com is duly organized as a limited liability company, and validly existing in good standing under the laws of in the State of Wyoming and has the requisite power and authority to own its properties and to carry on its business as now being conducted. dropshippers.com is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary.

d. dropshippers.com has all limited liability company power and authority to (i) enter into and perform its obligations under this Agreement, and the ICO Documents and (ii) issue, sell and deliver the Tokens. The execution and delivery of this Agreement and the ICO Documents by dropshippers.com, have been duly authorized by dropshippers.com’s Members/Managers. This Agreement has been duly authorized, executed and delivered and constitutes, and each of the other ICO Documents, upon due execution and delivery, will constitute, valid and binding obligations of dropshippers.com, enforceable against dropshippers.com in accordance with their respective terms.

e. None of the execution and delivery of, or performance by dropshippers.com under this Agreement or any of the ICO Documents conflicts with or violates, or will result in the creation or imposition of, any lien, charge or other encumbrance upon any of the assets of dropshippers.com under any agreement or other instrument to which dropshippers.com is a party or by which dropshippers.com or its assets may be bound, or any term of the certificate of organization or operating agreement of dropshippers.com, or any license, permit, judgment, decree, order, statute, rule or regulation applicable to dropshippers.com or any of its assets.

f. No consent, authorization or filing of or with any court or governmental authority is required in connection with this Agreement.

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g. dropshippers.com is not currently in violation of, and the execution, delivery and performance of this Agreement and the ICO Documents by dropshippers.com (including, without limitation, the issuance of the Tokens) will not result in a violation of: (i) its certificate of organization or operating agreement, each as may be amended; (ii) any indenture, mortgage, deed of trust, note or other agreement or instrument to which dropshippers.com is a party or by which it is or may be bound or to which any of its assets may be subject; (iii) any statute, rule or regulation currently applicable to dropshippers.com; or (iv) any judgment, decree or order applicable to dropshippers.com, which violation or violations individually, or in the aggregate, could reasonably be expected to result in any material adverse effect against dropshippers.com and/or any of its assets.

h. dropshippers.com is not obligated to pay, and has not obligated KBJ to pay, a finder’s or origination fee in connection with the ICO, and hereby agrees to indemnify KBJ from any such claim made by any other person as more fully set forth below.

4. KBJ Representations and Warranties. KBJ hereby represents and warrants to dropshippers.com that this Agreement has been duly authorized, executed and delivered by KBJ and constitutes a legally valid and binding obligation of KBJ, enforceable against KBJ in accordance with its terms. KBJ is not currently in violation of, and the execution, delivery and performance of this Agreement by KBJ will not result in a violation of: (i) its certificate of limited partnership or limited partnership agreement, each as may be amended; (ii) any indenture, mortgage, deed of trust, note or other agreement or instrument to which KBJ is a party or by which it is or may be bound; (iii) any statute, rule or regulation currently applicable to KBJ; or (iv) any judgment, decree or order applicable to KBJ.

5. Conditions of KBJ’s Obligations. The obligations of KBJ hereunder are subject to the fulfillment of the following additional conditions:

a. dropshippers.com shall make available for review by KBJ during normal business hours at dropshippers.com’s offices, upon its request and signing of a non-disclosure agreement, copies of the books and records of dropshippers.com, and any agreements to which dropshippers.com is a party.

b. dropshippers.com shall have performed and complied, in all material respects, with all agreements, covenants and conditions required to be performed and complied with by it pursuant to this Agreement and under the ICO Documents.

c. No order suspending the use of the ICO Documents or enjoining the offering or sale of the Tokens shall have been issued, and no proceedings for that purpose or a similar purpose shall have been initiated or pending, or, to the best of dropshippers.com’s knowledge, are contemplated or threatened.

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6. Indemnification.

a. dropshippers.com shall indemnify, defend and hold harmless KBJ, and its general partner, its limited partners, officers, directors, employees, shareholders, members, managers, and each of their respective affiliates, agents, representatives, successors, heirs and assigns and each person, if any, who controls KBJ (each a “KBJ Indemnitee”) against and pay or reimburse each KBJ Indemnitee for, any and all losses, claims, causes of actions, damages, liabilities or expenses whatsoever (whether or not such claims are by third parties or otherwise) (or actions or proceedings or investigations in respect thereof), joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and disbursements, including appeals), to which any KBJ Indemnitee may become subject (i) in connection with the offer and sale of the Tokens; (ii) as a result of the breach of any representation, warranty or covenant made by dropshippers.com herein; and (iii) arising out of or in connection with the services and transactions contemplated by this Agreement.

b. KBJ shall indemnify and hold harmless dropshippers.com, its officers, members, managers, employees and each of their respective affiliates, agents, representatives, successors, heirs and assigns and each person, if any, who controls dropshippers.com (each a “dropshippers Indemnitee”) against, and pay or reimburse each dropshippers Indemnitee for, any and all losses, claims, damages or liabilities or expenses whatsoever (whether or not such claims are by third parties or otherwise) (or actions, proceedings or investigations in respect thereof), joint or several (which will, for all purposes of this Agreement, include, but not be limited to, all reasonable costs of defense and investigation and all reasonable attorneys’ fees and disbursements, including appeals), to which any dropshippers Indemnitee may become subject as a result of any breach of any of KBJ’s representations, warranties or covenants made herein.

7. Term. The term of this Agreement (the “Term”) shall be the lesser of (i) the term of the ICO as set forth in the ICO Documents, or (ii) eighteen (18) months.

8. Nondisclosure.

a. KBJ agrees not to use any Confidential Information (as hereinafter defined) disclosed to KBJ by dropshippers.com for KBJ’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. KBJ agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of dropshippers.com in order to prevent it from falling into the public domain or the possession of persons other than agents of dropshippers.com or persons to whom dropshippers.com consents to such disclosure. Upon request by dropshippers.com, any materials or documents that have been furnished by dropshippers.com to KBJ in connection with the Services shall be promptly returned by KBJ to dropshippers.com.

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b. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of KBJ at the time of disclosure, as shown by KBJ’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of KBJ. Notwithstanding the foregoing, KBJ may disclose Confidential Information with the prior written approval of the dropshippers.com or pursuant to the order or requirement of a court, administrative agency or other governmental body.

9. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of dropshippers.com, nor shall this Agreement grant KBJ any rights in or to the dropshippers.com’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

10. Miscellaneous.

a. Assignment. Neither Party may assign this Agreement or any right under this Agreement, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided however, that either Party may assign this Agreement to an acquirer of all or substantially all of the business of such Party to which this Agreement relates, whether by merger, asset sale or otherwise. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns. Either Party may employ subcontractors in performing its duties under this Agreement, provided, however, that such Party shall not be relieved of any obligation under this Agreement.

b. Notices. Except as otherwise permitted in this Agreement, notices under this Agreement shall be in writing and shall be deemed to have been given (i) five (5) business days after mailing if sent by registered or certified U.S. mail; (ii) when transmitted if sent by fax or e-mail, upon receipt of a reply from the other Party or confirmation of delivery, provided that a copy of the notice is promptly sent by another means specified in this Section; or (iii) when delivered if delivered personally or sent by express courier service. All notices shall be sent to the other Party at the address set forth on the cover page of this Agreement.

c. Waiver. No waiver shall be effective unless it is in writing and signed by the waiving Party. The waiver by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

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d. Severability. If any term of this Agreement is held to be invalid or unenforceable, that term shall be reformed to achieve as nearly as possible the same effect as the original term, and the remainder of this Agreement shall remain in full force.

e. Entire Agreement. This Agreement, including all Schedules and Exhibits, contains the entire agreement of the Parties and supersedes all previous oral and written communications by the Parties, concerning the subject matter of this Agreement. This Agreement may be amended solely in a writing signed by both Parties. Standard or printed terms contained in any invoice or communication are deemed rejected and shall be void unless specifically accepted in writing by the Party against whom their enforcement is sought.

f. No Third-Party Beneficiaries. This Agreement is an agreement between the Parties, and confers no rights upon either Party’s employees, agents, contractors, partners of customers or upon any other person or entity.

g. Independent Contractor. The Parties have the status of independent contractors, and nothing in this Agreement nor the conduct of the Parties will be deemed to place the Parties in any other relationship. Except as provided in this Agreement, neither Party shall be responsible for the acts or omissions of the other Party or the other Party’s personnel. The Parties agree that no partnership, joint venture or agency relationship exists between the Parties as a result of each Parties’ performance under this Agreement or otherwise.

h. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, excluding its conflict of law principles.

i. Signatures. This Agreement may be executed in multiple counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax, e-mail or other electronic means will be effective as delivery of a manually executed counterpart.

j. Arbitration and Dispute Resolution. Any controversy, claim, or dispute arising out of or relating to this Agreement or the interpretation or breach thereof, absent any claim requesting specific performance or other equitable remedies not available in arbitration, shall be settled by arbitration in Luzerne County, Pennsylvania, by one (1) arbitrator in accordance with the rules then pertaining of the American Arbitration Association upon an expedited basis. The determination of the arbitrator shall be final, conclusive, and binding and the Parties authorize the prothonotary or the clerk of any court having jurisdiction thereof to enter judgment on such resolution.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Agreement as of the date and year first above written.

KBJ CAPITAL LP		DROPSHIPPERS.COM LLC
By: KBJ Enterprises, LLC,
its General Partner

By:	/s/ Kristopher B. Jones	By:	/s/ Jeanmarie Gabriel
Name:	Kristopher B. Jones	Name:	Jeanmarie Gabriel
Title:	Managing Member	Title:	Member/Manager

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EXHIBIT A

ICO DOCUMENTS

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